Exhibit 99.1

[Logo] CIT

                               Media Contact:      Kelley J. Gipson
                                                   Executive Vice President
                                                   Director of Marketing and
                                                   Corporate Communications
                                                   (973) 422-3235

                               Investor Contact:   Valerie L. Gerard
                                                   Executive Vice President
                                                   Investor Relations
                                                   (973) 422-3284

                 CIT QUANTIFIES EXPOSURE TO CALPINE CORPORATION

NEW YORK, NY, December 13, 2005 -- CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, today disclosed its current financing relationship with Calpine Corporation ("Calpine") and related entities.

Under existing agreements, CIT holds investments and loans aggregating approximately $260 million in several power projects. All of the projects are current with respect to payment obligations to CIT.

Based on its current assessment, management believes that collateral values and cash flows support its carrying value in all but one of the projects. This project, a leveraged lease of approximately $60 million, may not be fully covered by collateral values and cash flows.

About CIT:
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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